Exhibit 8.2

                        April 22, 2005

Telefónica, S.A.

Gran Vía, 28

28013 Madrid, Spain

Re: Telefónica, S.A. and Terra Networks, S.A.

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Telefónica, S.A. (“Telefónica”), a company incorporated under the laws of the Kingdom of Spain, in connection with the preparation of the Registration Statement on Form F-4 dated April 22, 2005 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File No. 333-123162), relating to the merger of Telefónica and Terra Networks, S.A. (“Terra Networks”). You have asked that we, acting in such capacity, render an opinion to you concerning the material United States federal income tax consequences of the merger and of ownership of Telefónica ordinary shares and American Depositary Shares (“ADSs”) as set forth under the heading “Material Spanish and U.S. Federal Income Taxation Consequences” in the joint information statement/prospectus (the “Prospectus”) contained in the Registration Statement.

In rendering our opinion, we have examined the Prospectus and the merger plan dated as of February 23, 2005 by and among Telefónica and Terra Networks (the “Agreement”) and have assumed that all statements of fact set forth in the Prospectus and Agreement are accurate. We have also assumed, with your consent, the accuracy of all copies and the genuineness of all signatures. We have also relied upon factual representations made to us in a certificate executed by officers of Telefónica. We have not attempted to verify independently the accuracy of any information in the Prospectus or Agreement, or of the representations made to us in the officer’s certificate.

Based upon the foregoing, we hereby confirm our opinion set forth under the heading “Material Spanish and U.S. Federal Income Taxation Consequences” in the Prospectus.

Telefónica, S.A.	April 22, 2005

Our opinion and the discussion set forth in the Prospectus are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon if any of the facts stated in the Prospectus are inaccurate. Our opinion is expressed as of the date hereof, and we do not undertake to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law, or (ii) that cause any information, document or facts referred to herein to be untrue or incorrect. Finally, our opinion is limited to the U.S. federal income tax matters specifically discussed under the heading “Material Spanish and U.S. Federal Income Taxation Consequences” in the Prospectus, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the merger or the Telefónica ordinary shares or ADSs.

We hereby consent to the use of our name under the captions “Material Spanish and U.S. Federal Income Taxation Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any subsequent amendment thereto. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell

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